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                                                                   Exhibit 10.9

                          Employment Agreement Between

                 National Medical Financial Services Corporation

                                       And

                                  Eric Robinson

         THIS AGREEMENT is entered into effective the 1st day of September, 1997 (the "Effective Date") between National Medical Financial Services Corporation, a Nevada Corporation ("National") and Eric Robinson ("Robinson") and shall govern the terms and conditions of their relationship. National and Robinson are sometimes hereinafter referred to collectively as the "Parties".

                                 R E C I T A L S

Whereas, National wishes to employ Robinson as its President; and

Where as Robinson desires to accept the position of President under the terms and conditions hereinafter set forth; and

Whereas, the Parties wish to memorialize the terms and conditions of Robinson's employment with National,

NOW THEREFORE, in consideration of the mutual covenants, promises and conditions hereinafter set forth, the Parties agree as follows:

         1.   Duties and Responsibilities

         National agrees that it shall employ Robinson as the President of National. In that role, Robinson shall be responsible for direction of the day-to-day operations of National and for overseeing the preparation of product development and marketing strategies and the establishment, with the approval of the Chairman of the Board, of overall corporate goals to further the success of National. Specific projects and duties may be assigned to Robinson by the Chairman of the National Board of Directors, from time to time as appropriate. Robinson shall report directly to the Chairman of the National Board of Directors. It is agreed that any specific projects or responsibilities assigned to Robinson shall be documented in writing within a reasonable period of time after the assignment is given.

         Robinson recognizes and agrees that the only other entity to this contract is National and that Douglas Colkitt, M.D., individually, is not a party, in any capacity, to this agreement. Any actions taken by Douglas R. Colkitt, M.D. in relation to Robinson's employment with National shall be limited to Colkitt's role as a Director of National.

         It is further agreed that Robinson shall, subject to the approval of the Board of Directors, have primary responsibility for the recruitment of suitable personnel to fill the executive positions required by National.

         2.       Compensation

         2.1      Base Salary

     Robinson shall receive a base salary during the term of this Agreement in the amount of one hundred fifty thousand dollars ($150,000) (the "Base Salary") per annum. The Base Salary shall be payable for

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periods ending on the fifteenth (15th) and final day of each month and shall be delivered on the seventh (7th) and twenty second (22nd) of each month.

         2.2      Cash Performance Bonus

         Robinson shall be eligible for the award of a cash performance bonus at the completion of the first fiscal quarter of 1998 (the "Cash Bonus") (such first fiscal quarter of 1998 to begin January 1, 1998 and end March 31, 1998). At the commencement of the 1998 fiscal year (which shall include the period January 1, 1998 through December 31, 1998, inclusive), Robinson, with the approval of the Board of Directors, shall develop corporate revenue, profit, unit sale and other appropriate goals for each quarter of the coming and subsequent fiscal years (the "Goals"). All such Goals shall be documented in writing and shall be approved by Chairman and the Board of Directors not later than thirty (30) days after the commencement of the 1998 fiscal year and not later than thirty (30) days before the commencement of every subsequent fiscal year of the Term. The stated Goals shall be accompanied by an agreed projection of resources necessary to achieve Goals (the "Agreed Resource Projection").

         The amount of the Cash Bonus shall be in an amount equal to two percent (2%) of the net before tax earnings of National during the 1998 fiscal year and for every subsequent fiscal year of the Term, if Robinson has achieved one hundred percent (100%) of the Goals. All cash bonuses shall be calculated quarterly and paid within thirty (30) days following the end of each quarter. In the event Robinson has achieved less than one hundred percent (100%) of the Goals, but has achieved not less than seventy-five per cent (75%) of the Goals, he shall be entitled to receive a prorated Cash Bonus equal to one percent (1%) of net before tax earnings multiplied by the percentage of the Goals reached.

         In the event that less than ninety percent (90%) of the resources set forth in the Agreed Resources Projection are made available to Robinson during any year of the Term hereof, it is agreed that the Goals shall, for purposes of this section 2.2 be automatically adjusted downward by the same percentage as the percentage of resources made available during the course of any year of the Term is adjusted downward. Example: If the Goal is $100,000 of sales but only ninety percent (90%) of the Agreed Resources Projection is made available, there will be no reduction in the Goal. If only eighty (80%) percent of the resources are made available, the Goal would be reduced to $80,000.

         Robinson shall also have the option of converting the Cash Bonus to fully vested options to purchase the shares of National at the closing price of National common on the date the bonus is awarded. The Cash Bonus may be converted on a formula which allows the purchase of three times the value of the bonus when compared to the market price of the stock. Example: Cash Bonus amount is $20,000. The Cash Bonus multiplied by 3 is thus $60,000. If the then current stock price is $10 per share, Robinson would have the option of accepting options for the purchase of six thousand (6,000)shares at a purchase price of $10 per share. Any such options shall be issued pursuant to the National Stock Option Plan and shall be subject to all the terms and conditions thereof. No cash payment shall be due Robinson in the event options are chosen in lieu of cash payment.

         2.3      Stock Option Grants and Exercise Rights

         2.3.1    Initial Option Grant

          It is agreed that the Board of Directors of National shall authorize, fully vested options to Robinson to purchase one hundred thousand (100,000) shares of the common shares of National pursuant to the National Stock Option Plan. The option shall be exercisable for a period of five (5) years commencing on the date of

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grant (each such period in sections 2.3.1 and 2.3.2 hereof are sometimes referred to collectively as the "Exercise Period") at a purchase price equal to the closing price of National common stock on November 11, 1997.

         2.3.2    Additional Option Grants

         Robinson shall be entitled to a further grant of vested options, to be granted in accordance with the National Stock Option Plan, to purchase common equity of National upon achievement of goals as follows:

                          At conclusion of Fiscal Year


Percentage of Goal Achieved     1998               1999               2000
---------------------------     ----               ----               ----

                                Options on         Options on         Options on
75.0 % - 89.9%                  100,000 shares     150,000 shares     200,000 shares

                                Options on         Options on         Options on
90.0 % - 99.9%                  150,000 shares      225,000 shares    300,000 shares

                                Options on         Options on         Options on
100.0%                          200,000 shares     300,000 shares     400,000 shares


Such options granted in accordance with this section 2.3.2 shall be granted at an exercise price equal to the closing price of National common shares on the last business day of the respective fiscal year.

         2.3.3    Change in Control

         In the event Robinson ceases to be employed by National as a result of change in control, Robinson shall receive the same value for all of the shares then actually vested as all other sellers of common shares receive.

         2.4      Entity Acquisition Bonuses

         Robinson's duties shall include seeking out entities which are candidates for acquisition by National during the Term hereof. In the event Robinson identifies, coordinates, controls and completes the acquisition of any entity during the Term hereof, National agrees that it shall pay to Robinson a cash bonus (the "Acquisition Bonus"), payable on the date the acquisition closes, equal to one percent (1%) of the annual revenues of the acquired entity in the year prior to the acquisition. The Acquisition Bonus shall be payable on any acquisition which closes on or after September 1, 1997.

         Any commissions, finders fees, etc. paid to any other individual or entity based upon the closing of any acquisition will be offset against the Acquisition Bonus calculated in accordance with the above, with the net, if any, payable to Robinson.

         Robinson shall also have the option of converting any and all Acquisition Bonus payments due him to fully vested options to purchase the common shares of National at the closing price of National common on the date the bonus is awarded. The Acquisition Bonus may be converted on a formula which allows the purchase of three times the value of the bonus when compared to the market price of the stock. Example: Acquisition Bonus amount is $20,000. The Acquisition Bonus multiplied by 3 is thus $60,000. If the then current stock price

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is $10 per share, Robinson would have the option of accepting options for the purchase of six thousand (6,000) shares at a purchase price of $10 per share. Any such options shall be issued pursuant to the National Stock Option Plan and shall be subject to all the terms and conditions thereof.

         2.5      Automobile Allowance

         Robinson shall receive an allowance equal to eight hundred dollars ($800) per month which may be applied to the lease or purchase of an automobile, which automobile may be used by Robinson for such purposes as he deems appropriate. Such allowance is intended to compensate Robinson for the costs of acquisition, fuel, insurance and maintenance of such vehicle as he shall select and shall be included in Robinson's base salary payments.

         2.6      Business Expenses

         Robinson shall be compensated for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement in accordance with section 700, policy code No. 701, of the company employee handbook, as shall be amended from time to time. A Company credit card shall be issued to Robinson for his use in connection with Company business.

         2.7      Equipment to be Provided

         National agrees that it shall absorb all reasonable expenses relating to the acquisition of approved equipment, maintenance and services for said equipment, to be used by Robinson in the performance of his duties pursuant to this Agreement. Approved equipment shall include a separate telephone line installed in Robinson's home, a fax, a cellular phone of Robinson's choice, and a Pentium II equipped color laptop computer equipped with sufficient RAM and disk storage to permit operation with computer software programs of Robinson's choosing, all software Robinson may reasonably require, a 28.8 or higher modem suitable for data transmission, and a printer, keyboard and monitor for home use of the laptop computer.

         2.8      Vacation and Miscellaneous Employee Benefits

         Robinson shall be entitled to four (4) weeks vacation each year, and all other benefits as stated in the company employee handbook.

         2.9      Legal Expenses

         National agrees that it shall reimburse Robinson for up to one thousand dollars ($1,000) in legal fees incurred in the preparation and negotiation of this Agreement upon presentation of an appropriate invoice from counsel for Robinson.

         2.10     Participation on Boards of Directors

         National agrees that Robinson shall be permitted to serve as a member of the Board of Directors of not more than three (3) other companies at any one time during the Term hereof and that any compensation payable to Robinson arising from such participation shall be retained by Robinson. No time shall be charged against vacation or other authorized leave for reasonable time consumed by any such Board activities.

         3.       Severance Provisions

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         3.1      Change in Control Separation

         In the event Robinson is terminated by National as a result of a change in control of National it is agreed that Robinson shall receive a cash severance payment equal to twelve (12) months Base Salary at the rate effective on the termination date and a pro-rata payment of Cash Bonus amounts accrued to the date of termination. All such severance amounts shall be paid to Robinson as normal payroll on the schedule set forth in Section 2 hereof.

         3.2      Other Separation from Employment

         In the event Robinson ceases to be employed during the term hereof for any reason other than a change in control as set forth in Section 3.1, then it is agreed that Robinson shall receive a cash severance payment equal to six (6) months Base Salary at the rate effective on the termination date and a pro-rata payment of Cash Bonus amounts earned to the date of termination. All such severance payments shall be paid to Robinson as normal payroll on the schedule set forth in Section 2 hereof.

         4.       Term and Termination

         4.1      Term

         The term of this Agreement shall commence of the Effective Date and shall remain in effect for a period of three (3) years, unless terminated sooner in accordance with the provisions herein.

         4.2      Termination

         4.2.1 This Agreement may be terminated at any time by the mutual consent of the parties. The Agreement may also be terminated by the Chairman of the Board of National upon thirty days (30) written notice to Robinson. In the event of termination under this section 4.2.1., severance shall be paid in accordance with Section 3.2 above.

         4.2.2 This Agreement may be terminated by Robinson at any time upon thirty (30) days written notice provided, however, that no severance payments shall be made to Robinson pursuant to Section 3 hereof in the event of such a voluntary termination and Robinson shall be entitled to exercise only those options to purchase common shares as are fully vested on the day notice of termination is delivered

         5.       Miscellaneous

         5.1      Governing Law; Arbitration

         This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. Except as set forth in below, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in State College, Pennsylvania by submission by either party, to a mutually agreeable private judicial service or to a mutually agreed retired judge of the Pennsylvania Superior Court. Judgement on an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         In any arbitration proceeding, the parties shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure, except that the arbitrator shall have the authority to limit the nature and scope

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of discovery.

         The parties agree that monetary damages would not in all cases be an adequate remedy, and injunctive relief may be necessary to prevent irreparable injury. Accordingly, either party may request injunctive relief, seizure orders, writs of attachment, and other extraordinary remedies from a court of competent jurisdiction. The parties stipulate and consent to jurisdiction of the person in the courts sitting in the Commonwealth of Pennsylvania, for all actions. The filing of a proceeding for injunctive relief shall not constitute a waiver by the filing party of the right to compel arbitration pursuant to this Agreement or of all demands for other relief.

         5.2      Entire Agreement

         This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges and supersedes all prior agreements, discussions and understandings between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

         5.3      Waiver

         No delay, omission, or failure to exercise any right or remedy provided for in this Agreement shall be deemed to be a waiver thereof or an acquiescence in the event giving rise to such remedy, but every such right or remedy may be exercised, from time to time, as may be deemed expedient by the party exercising such right or remedy.

         5.4      Notices

         Any notice required or permitted by the Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the addresses shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail, or, if sent by overnight service, on the next day following deposit except that notice of change of address shall be effective only upon receipt.

If to Robinson:

                         Eric Robinson
                         450 Yellow Pine Road
                         Reno, NV  89511

If to National:

                         National Medical Financial Services Corporation 1315 Greg Street

                         Suite 103
                         Sparks, NV  89431

With copy to:

                         Marcy L Colkitt and Associates
                         P.O. Box 607

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                         Indiana, PA 15701

         5.5      Force Majeure

         Non performance of either party, except for the making of payments, shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

         5.6      Counterparts

         This Agreement may be executed in one or more counterparts which, when read together, shall constitute a single original Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement effective on the date hereinabove set forth.

"NATIONAL"                                         "ROBINSON"

National Medical Financial Services Corporation

By:

    ----------------------------------------       ----------------------------
                                                   Eric Robinson

Title:

       -------------------------------------





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                               M E M O R A N D U M

TO:               Eric Robinson

FROM:             Jude Spak

SUBJECT:          Employment Agreement

DATE:             November 25, 1997

Unfortunately, several "clean-up" issues have come up with respect to your employment agreement that needs your agreement and acknowledgement. I don't see anything negative to you in the following, and if you agree, please initial below and fax back to be.

Issues #1

Effective Date

         The contract shows an effective date of September 1, 1997 although actually not signed till November.

         I believe our understanding is that the September 1, 1997 date essentially starts the 3 year period of the contract - i.e., expiration August 31, 2000.

         For salary purposes, the increase to the base salary per the contract was covered by including a retroactive payment for the difference in the contract from your salary under your previous employer (Astute Systems) from September 1 to October 31. 1997.

         Also since November 14, 1997 was the due date for the Company's 10Q SEC filing, we are considering November 17, 1997 as the execution date for reporting purposes. (This will mean the contract must be reported as a 4th quarter transaction).

         This will cause a change in the pricing of the options per sections
         2.3.1. Rather than pricing as of class of November 11, 1997 (23/32), they will be priced as of the average of the high and low of November 17, 1997 (11/16 & 19/32), giving a pricing of 41/64.

Issue #2

Option Pricing

         It has been pointed out that the option plan document calls for pricing to be based on the average of the high and low on date of award rather than closing price. As a result, section 2.3.2 options awards will be based on the plan formula, not closing price.

Sorry for any inconveniences. As stated above, please acknowledge above as correct by initialing below, assuring you are in agreement.

Acknowledged & Agreed
                                    -------------------------------------------
                                    Eric Robinson